UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934

(Amendment No. 6)*

Sesa Sterlite Limited

(Name of Issuer)

Equity shares, par value Re. 1 per equity share

(Title of Class of Securities)

78413F103

(CUSIP Number)

December 31, 2013

(Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐ Rule 13d-1(b)

☐ Rule 13d-1(c)

☒ Rule 13d-1(d)

*	The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 78413F103	Page 1 of 17

1	NAMES OF REPORTING PERSONS Vedanta Resources plc
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United Kingdom
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 1,728,034,417
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 1,728,034,417
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,728,034,417
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 58.3%*
12	Type Of Reporting Person (See Instructions) CO

*	Based on 2,964,674,487 equity shares of Sesa Sterlite Limited outstanding as of December 31, 2013.

CUSIP No. 78413F103	Page 2 of 17

1	NAMES OF REPORTING PERSONS Vedanta Resources Holdings Limited
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United Kingdom
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 1,728,034,417
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 1,728,034,417
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,728,034,417
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 58.3%*
12	Type Of Reporting Person (See Instructions) CO

*	Based on 2,964,674,487 equity shares of Sesa Sterlite Limited outstanding as of December 31, 2013.

CUSIP No. 78413F103	Page 3 of 17

1	NAMES OF REPORTING PERSONS Twin Star Holdings Limited
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Mauritius
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 1,243,953,742
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 1,243,953,742
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,243,953,742
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 42.0%*
12	Type Of Reporting Person (See Instructions) CO

*	Based on 2,964,674,487 equity shares of Sesa Sterlite Limited outstanding as of December 31, 2013.

CUSIP No. 78413F103	Page 4 of 17

1	NAMES OF REPORTING PERSONS Volcan Investments Limited
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Bahamas
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 1,728,034,417
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 1,728,034,417
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,728,034,417
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 58.3%*
12	Type Of Reporting Person (See Instructions) CO

*	Based on 2,964,674,487 equity shares of Sesa Sterlite Limited outstanding as of December 31, 2013.

CUSIP No. 78413F103	Page 5 of 17

1	NAMES OF REPORTING PERSONS Anil Agarwal Discretionary Trust
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Bahamas
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 1,728,034,417
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 1,728,034,417
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,728,034,417
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 58.3%*
12	Type Of Reporting Person (See Instructions) OO (private trust)

*	Based on 2,964,674,487 equity shares of Sesa Sterlite Limited outstanding as of December 31, 2013.

CUSIP No. 78413F103	Page 6 of 17

1	NAMES OF REPORTING PERSONS Conclave PTC Limited
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Bahamas
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 1,728,034,417
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 1,728,034,417
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,728,034,417
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 58.3%*
12	Type Of Reporting Person (See Instructions) CO

*	Based on 2,964,674,487 equity shares of Sesa Sterlite Limited outstanding as of December 31, 2013.

CUSIP No. 78413F103	Page 7 of 17

1	NAMES OF REPORTING PERSONS Anil Agarwal
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION India
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 1,728,034,417
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 1,728,034,417
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,728,034,417
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 58.3%*
12	Type Of Reporting Person (See Instructions) IN

*	Based on 2,964,674,487 equity shares of Sesa Sterlite Limited outstanding as of December 31, 2013.

CUSIP No. 78413F103	Page 8 of 17

1	NAMES OF REPORTING PERSONS Vedanta Resources Finance Limited
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United Kingdom
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 484,080,675
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 484,080,675
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 484,080,675
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 16.3%*
12	Type Of Reporting Person (See Instructions) CO

*	Based on 2,964,674,487 equity shares of Sesa Sterlite Limited outstanding as of December 31, 2013.

CUSIP No. 78413F103	Page 9 of 17

1	NAMES OF REPORTING PERSONS Vedanta Resources Cyprus Limited
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cyprus
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 484,080,675
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 484,080,675
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 484,080,675
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 16.3%*
12	Type Of Reporting Person (See Instructions) CO

*	Based on 2,964,674,487 equity shares of Sesa Sterlite Limited outstanding as of December 31, 2013.

CUSIP No. 78413F103	Page 10 of 17

1	NAMES OF REPORTING PERSONS Welter Trading Limited
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cyprus
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 38,241,056
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 38,241,056
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 38,241,056
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 1.3%*
12	Type Of Reporting Person (See Instructions) CO

*	Based on 2,964,674,487 equity shares of Sesa Sterlite Limited outstanding as of December 31, 2013.

CUSIP No. 78413F103	Page 11 of 17

1	NAMES OF REPORTING PERSONS Richter Holding Limited
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cyprus
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 445,839,619
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 445,839,619
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 445,839,619
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 15.0%*
12	Type Of Reporting Person (See Instructions) CO

*	Based on 2,964,674,487 equity shares of Sesa Sterlite Limited outstanding as of December 31, 2013.

CUSIP No. 78413F103	Page 12 of 17

1	NAMES OF REPORTING PERSONS Westglobe Limited
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Mauritius
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 44,343,139
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 44,343,139
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 44,343,139
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 1.5%*
12	Type Of Reporting Person (See Instructions) CO

*	Based on 2,964,674,487 equity shares of Sesa Sterlite Limited outstanding as of December 31, 2013.

CUSIP No. 78413F103	Page 13 of 17

1	NAMES OF REPORTING PERSONS Finsider International Company Limited
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United Kingdom
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 401,496,480
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 401,496,480
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 401,496,480
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 13.5%*
12	Type Of Reporting Person (See Instructions) CO

*	Based on 2,964,674,487 equity shares of Sesa Sterlite Limited outstanding as of December 31, 2013.

CUSIP No. 78413F103	Page 14 of 17

Item 1	(a).	Name of Issuer:

Sesa Sterlite Limited (the “Company”).

On August 17, 2013, Sterlite Industries (India) Limited was merged into Sesa Goa Limited, the successor registrant issuer to Sterlite Industries (India) Limited. Sesa Goa Limited furnished a notice required by Rule 12g-3(f) under the Act to the Securities Exchange Commission which states that Sesa Goa is the successor registrant issuer to Sterlite Industries (India) Limited. The equity shares with par value of Re. 1 each of Sesa Goa Limited is traded on the NASDAQ in the form of ADSs, each ADS representing 4 shares of Sesa Goa Limited and such ADSs are deemed to be registered under Section 12(b) of the Act by operation of Rule 12g-3(a) under the Act. Sesa Goa Limited changed its name to Sesa Sterlite Limited with effect from September 18, 2013.

Item 1	(b).	Address of Issuer’s Principal Executive Offices:

Vedanta, 75 Nehru Road Vile Parle (East) Mumbai, Maharashtra 400 099 India

Item 2	(a).	Name of Person Filing:

Vedanta Resources plc (“Vedanta”)

Vedanta Resources Holdings Limited (“VRHL”)

Twin Star Holdings Limited (“Twin Star”)

Volcan Investments Limited (“Volcan”)

Anil Agarwal Discretionary Trust (the “Trust”)

Conclave PTC Limited (“Conclave”)

Mr. Anil Agarwal

Vedanta Resources Finance Limited (“VRFL”)

Vedanta Resources Cyprus Limited (“VRCL”)

Welter Trading Limited (“Welter”)

Richter Holding Limited (“Richter”)

Westglobe Limited (“Westglobe”)

Finsider International Company Limited (“Finsider”)

Item 2	(b).	Address of Principal Business Office or, if none, Residence:

The address of the principal business office of Vedanta, VRHL, Finsider and VRFL is 16 Berkeley Street, 5th Floor, London, W1J8DZ, United Kingdom.

The address of the principal business office of Twin Star and Westglobe is c/o Multiconsult Limited, Les Cascades Building, Edith Cavell Street, Port Louis, Mauritius.

The address of the principal business office of Volcan and Trust is Loyalist Plaza, Don Mackay Boulevard, P.O. Box AGB -20377, March Harbour, Abaco, Bahamas.

The address of the principal business office of Conclave is c/o H8J Fiduciary Services Ltd., Ocean Centre Montagu Foreshore, East Bay Street, P.O. Box 5519084, Nassau, Bahamas.

CUSIP No. 78413F103	Page 15 of 17

The address of the principal business office of Welter is 28 Oktovriou Street, 205 Louloupis Court, P.C. 3035 Limassol, Cyprus.

The address of the principal business office of Richter and VRCL is 66 Ippocratous Street, 1015 Nicosia, Cyprus.

The address of the principal business office of Mr.Anil Agarwal is 42 Hill Street, London W1J 5NU, United Kingdom.

Item 2	(c).	Citizenship:

Each of Vedanta, VRHL, Finsider and VRFL is a corporation organized under the laws of the United Kingdom.

Each of Twin Star and Westglobe is a corporation organized under the laws of Mauritius.

Volcan is a corporation organized under the laws of Bahamas and Trust is a private trust organized under the laws of Bahamas.

Conclave is a private trustee corporation organized under the laws of Bahamas.

Each of Welter, Richter and VRCL is a corporation organized under the laws of Cyprus.

Mr. Anil Agarwal is a citizen of the Republic of India.

Item 2	(d).	Title of Class of Securities:

Equity shares, par value Re. 1 per equity share (“Equity Shares”)

Item 2	(e).	CUSIP Number:

78413F103

Item 3.	Not Applicable.

CUSIP No. 78413F103	Page 16 of 17

Item 4.	Ownership

(a) – (c)

The ownership information presented below represents beneficial ownership of Equity Shares of the Company as of December 31, 2013, based upon 2,964,674,487 Equity Shares outstanding as of December 31, 2013.

Reporting Person	Amount beneficially owned	Percent of class:	Sole power to vote or to direct the vote:	Shared power to vote or to direct the vote:	Sole power to dispose or to direct the disposition of:	Shared power to dispose or to direct the disposition of:
Vedanta Resources plc (“Vedanta”)	1,728,034,417	58.3%	0	1,728,034,417	0	1,728,034,417
Vedanta Resources Holdings Limited (“VRHL”)	1,728,034,417	58.3%	0	1,728,034,417	0	1,728,034,417
Twin Star Holdings Limited (“Twin Star”)	1,243,953,742	42.0%	0	1,243,953,742	0	1,243,953,742
Volcan Investments Limited (“Volcan”)	1,728,034,417	58.3%	0	1,728,034,417	0	1,728,034,417
Anil Agarwal Discretionary Trust (the “Trust”)	1,728,034,417	58.3%	0	1,728,034,417	0	1,728,034,417
Conclave PTC Limited (“Conclave”)	1,728,034,417	58.3%	0	1,728,034,417	0	1,728,034,417
Mr. Anil Agarwal	1,728,034,417	58.3%	0	1,728,034,417	0	1,728,034,417
Vedanta Resources Finance Limited (“VRFL”)	484,080,675	16.3%	0	484,080,675	0	484,080,675
Vedanta Resources Cyprus Limited (“VRCL”)	484,080,675	16.3%	0	484,080,675	0	484,080,675
Welter Trading Limited (“Welter”)	38,241,056	1.3%	0	38,241,056	0	38,241,056
Richter Holding Limited (“Richter”)	445,839,619	15.0%	0	445,839,619	0	445,839,619
Westglobe Limited (“Westglobe”)	44,343,139	1.5%	0	44,343,139	0	44,343,139
Finsider International Company Limited (“Finsider”)	401,496,480	13.5%	0	401,496,480	0	401,496,480

Vedanta is the beneficial owner of 1,728,034,417 Equity Shares of the Company, consisting of:

(i)	1,144,661,034 Equity Shares and 24,823,177 American Depository Shares (“ADSs”) held by Twin Star representing 99,292,708 underlying Equity Shares;

(ii)	401,496,480 Equity Shares held by Finsider;

(iii)	44,343,139 Equity Shares held by Westglobe; and

(iv)	38,241,056 Equity Shares held by Welter Trading Limited.

CUSIP No. 78413F103	Page 17 of 17

Volcan is the majority shareholder of Vedanta, which is the sole shareholder of VRHL, which is the sole shareholder of each of Twinstar and VRFL. VRFL is the sole shareholder of VRCL, which is the sole shareholder of each of Welter Trading Limited and Richter. Richter is the sole shareholder of Westglobe and the majority shareholder of Finsider.

Volcan is wholly owned by the Trust. Conclave is the trustee of the Trust Mr. Anil Agarwal, the Executive Chairman of Vedanta and protector of the Trust, may be deemed to have beneficial ownership of securities that are beneficially owned by the Trust. Mr. Agarwal disclaims any such beneficial ownership.

Item 5.	Ownership of Five Percent or Less of a Class.

Not Applicable.

Item 6.	Ownership of More than Five Percent on Behalf of Another Person.

Not Applicable.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person.

Not Applicable.

Item 8.	Identification and Classification of Members of the Group.

Not Applicable.

Item 9.	Notice of Dissolution of Group.

Not Applicable.

Item 10.	Certification.

Not Applicable.

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 14, 2014	VEDANTA RESOURCES PLC

	By :	/s/ M.S. Mehta
	Name:	M.S. Mehta
	Title:	Chief Executive

Dated: February 14, 2014	VEDANTA RESOURCES HOLDINGS LIMITED

	By :	/s/ M.S. Mehta
	Name:	M.S. Mehta
	Title:	Director

Dated: February 14, 2014	TWIN STAR HOLDINGS LIMITED

	By :	/s/ Tarun Jain
	Name:	Tarun Jain
	Title:	Director

Dated: February 14, 2014	VOLCAN INVESTMENTS LIMITED

	By :	/s/ E. Isaac Collie
	Name:	E. Isaac Collie
	Title:	Director

Dated: February 14, 2014	ANIL AGARWAL DISCRETIONARY TRUST

	By :	/s/ E. Isaac Collie
	Name:	E. Isaac Collie
	Title:	Trustee

Dated: February 14, 2014	CONCLAVE PTC LIMITED

	By :	/s/ E. Isaac Collie
	Name:	E. Isaac Collie
	Title:	Director

Dated: February 14, 2014	ANIL AGARWAL

	By:	/s/ Anil Agarwal

Dated: February 14, 2014	VEDANTA RESOURCES FINANCE LIMITED

	By :	/s/ Deepak Kumar
	Name:	Deepak Kumar
	Title:	Director

Dated: February 14, 2014	VEDANTA RESOURCES CYPRUS LIMITED

	By :	/s/ Deepak Kumar
	Name:	Deepak Kumar
	Title:	Director

Dated: February 14, 2014	WELTER TRADING LIMITED

	By :	/s/ Alexis Tsielepis
	Name:	Alexis Tsielepis
	Title:	Director

Dated: February 14, 2014	RICHTER HOLDING LIMITED

	By :	/s/ Deepak Kumar
	Name:	Deepak Kumar
	Title:	Director

Dated: February 14, 2014	WESTGLOBE LIMITED

	By :	/s/ Mohammad Akhtar Janally
	Name:	Mohammad Akhtar Janally
	Title:	Director

Dated: February 14, 2014	FINSIDER INTERNATIONAL COMPANY LIMITED

	By :	/s/ Deepak Kumar
	Name:	Deepak Kumar
	Title:	Director

Exhibit Index

Exhibit A	Joint Filing Agreement.

Exhibit A

Joint Filing Agreement

The undersigned acknowledge and agree that the foregoing statement on Schedule 13G is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13G shall be filed on behalf of each of the undersigned without the necessity of filing additional joint filing agreements.

The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning it contained therein, but shall not be responsible for the completeness and accuracy of the information concerning the others, except to the extent that it knows or has reason to believe that such information is inaccurate.

This Agreement may be executed in any number of counterparts and all of such counterparts taken together shall constitute one and the same instrument.

Dated: February 14, 2014	VEDANTA RESOURCES PLC

	By :	/s/ M.S. Mehta
	Name:	M.S. Mehta
	Title:	Chief Executive

Dated: February 14, 2014	VEDANTA RESOURCES HOLDINGS LIMITED

	By :	/s/ M.S. Mehta
	Name:	M.S. Mehta
	Title:	Director

Dated: February 14, 2014	TWIN STAR HOLDINGS LIMITED

	By :	/s/ Tarun Jain
	Name:	Tarun Jain
	Title:	Director

Dated: February 14, 2014	VOLCAN INVESTMENTS LIMITED

	By :	/s/ E. Isaac Collie
	Name:	E. Isaac Collie
	Title:	Director

Dated: February 14, 2014	ANIL AGARWAL DISCRETIONARY TRUST

	By :	/s/ E. Isaac Collie
	Name:	E. Isaac Collie
	Title:	Trustee

Dated: February 14, 2014	CONCLAVE PTC LIMITED

	By :	/s/ E. Isaac Collie
	Name:	E. Isaac Collie
	Title:	Director

Dated: February 14, 2014	ANIL AGARWAL

	By:	/s/ Anil Agarwal

Dated: February 14, 2014	VEDANTA RESOURCES FINANCE LIMITED

	By :	/s/ Deepak Kumar
	Name:	Deepak Kumar
	Title:	Director

Dated: February 14, 2014	VEDANTA RESOURCES CYPRUS LIMITED

	By :	/s/ Deepak Kumar
	Name:	Deepak Kumar
	Title:	Director

Dated: February 14, 2014	WELTER TRADING LIMITED

	By :	/s/ Alexis Tsielepis
	Name:	Alexis Tsielepis
	Title:	Director

Dated: February 14, 2014	RICHTER HOLDING LIMITED

	By :	/s/ Deepak Kumar
	Name:	Deepak Kumar
	Title:	Director

Dated: February 14, 2014	WESTGLOBE LIMITED

	By :	/s/ Mohammad Akhtar Janally
	Name:	Mohammad Akhtar Janally
	Title:	Director

Dated: February 14, 2014	FINSIDER INTERNATIONAL COMPANY LIMITED

	By :	/s/ Deepak Kumar
	Name:	Deepak Kumar
	Title:	Director